Exhibit 5.1

Opinion of Counsel

May 4, 2010

NeoGenomics, Inc.
12701 Commonwealth Drive, Suite 9
Fort Myers, Florida 33913

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”) for the registration of of up to 8,302,342 shares of common stock, par value $0.001 per share, of NeoGenomics, Inc., a Nevada corporation (the “Company”). The Registration Statement includes for registration (i) 857,416 shares of common stock issued by the Company to the investors set forth in the section of the Registration Statement entitled “Selling Shareholders” as a result of  the exercise of warrants issued to such investors in August 2007 pursuant to a private equity transaction, and penalties incurred under the registration rights agreement executed in connection with the private equity transaction (collectively, the “Private Placement Warrant and Penalty Shares”); (ii) 550,000 shares of common stock subject to issuance to certain members of the Company’s board of directors upon the exercise of warrants issued by the Company to such directors on June 6, 2007 (the “Director Warrant Shares”); (iii) 2,007,991 shares of common stock issued to Aspen Select Healthcare, LP on April 15, 2003 (the “Aspen Shares”); (iv) 3,050,000 shares of common stock subject to issuance to Aspen Select Healthcare, LP upon the exercise of warrants granted by the Company in January and March 2006 in connection with various financings (the “Aspen Warrant Shares”); (v) 333,312 and 900,000 shares of common stock previously issued to Dr. Michael Dent as founder shares and subsequently transferred to Mary S. Dent and the Mary S. Dent Gifting Trust, respectively, in February, 2007 (the “Dent Shares”); (vi) 250,000 shares of common stock subject to issuance to Aspen Capital Advisors, LLC upon the exercise of warrants granted for consulting services related to Company’s June 2007 private placement (the “Aspen Consulting Shares”); (vii) 72,992 and 27,298 shares of common stock subject to issuance to Dr. Michael Dent and Steven Jones, respectively, upon the exercise of warrants granted to Dr. Dent and Mr. Jones in January 2006 (the “Waiver Shares”); (viii) 83,333 shares of common stock subject to issuance to Gulfpointe Capital LLC upon the exercise of warrants granted as part of a lease facility (the “Gulfpointe Shares”); (ix) 100,000 shares of common stock issued to George O’Leary as a result of the exercise of warrants and stock options granted for consulting services performed for the benefit of the Company (the “O’Leary Shares”); and (x) 70,000 shares of common stock subject to issuance to Hawk Associates, Inc. upon the exercise of warrants granted in February and May 2006 in connection with providing investor relations services to the Company (the “Hawk Associates Warrant Shares”). The Private Placement Warrant and Penalty Shares, the Director Warrant Shares, the Aspen Shares, the Aspen Warrant Shares, the Dent Shares, the Aspen Consulting Shares, the Waiver Shares, the Gulfpointe Shares, the O’Leary Shares, and the Hawk Associates Warrant Shares shall be referred to collectively as the “Shares”.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, the Company’s articles of incorporation, as amended, and bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on certificates made by officers of the Company. In rendering our opinion, in addition to the assumptions that are customary in opinion letters of this kind, we have assumed the genuineness of signatures on the documents we have examined, the conformity to authentic original documents of all documents submitted to us as copies, and the Company will have sufficient authorized and unissued shares of common stock available with respect to any Shares issued after the date of this letter. We have not verified any of these assumptions.

This opinion is rendered as of the date hereof and is limited to matters of Nevada corporate law, including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws.  We express no opinion as to the laws of any other state, the federal law of the United States, or the effect of any applicable federal or state securities laws.

Based upon and subject to the foregoing, it is our opinion that the Director Warrant Shares, the Aspen Warrant Shares, the Aspen Consulting Shares, the Waiver Shares, the Gulfpointe Shares, and the Hawk Associates Warrant Shares subject to issuance are duly authorized for issuance by the Company and, when issued and paid for as described in the Registration Statement, will be validly issued, fully paid, and nonassessable, and further that the Private Placement Warrant and Penalty Shares, the Aspen Shares,  the Dent Shares, and the O’Leary Shares previously issued by the Company were duly authorized for issuance, validly issued, fully paid and nonassessable when issued.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption “Legal Matters”. In giving our consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations under such act.

Very truly yours,

/s/ Burton, Bartlett & Glogovac
Burton, Bartlett & Glogovac